Exhibit 99.1

Terra Nitrogen Company, L.P.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com
     Terra Nitrogen Company, L.P. reports fourth quarter and full-year results
Sioux City, Iowa (February 9, 2006)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported a net loss of $8.4 million, or $.45 per limited partnership unit, on revenues of $117.7 million for the fourth quarter ended Dec. 31, 2005. This compares with net income of $12.5 million, or $.66 per unit, on revenues of $81.6 million for the 2004 fourth quarter.
For the 12 months ending Dec. 31, 2005, TNCLP’s net income was $55.9 million, or $2.95 per unit, on revenues of $455.5 million, compared to net income of $45.9 million, or $2.43 per unit on revenues of $419.6 million in 2004.
Analysis of results
The fourth quarter loss was due primarily to a spike in natural gas costs caused by hurricane activity in the 2005 second half, partially offset by higher sales volumes and product selling prices. Ammonia and nitrogen solutions selling prices for the 2005 fourth quarter were 28 and 32 percent higher, respectively, than 2004 fourth quarter selling prices.
TNCLP’s fourth quarter ammonia and nitrogen solutions volumes were 23 and 1 percent higher, respectively, than those of the 2004 fourth quarter.
TNCLP’s natural gas unit costs for the 2005 fourth quarter, net of about $3.0 million of cost increases from forward purchase contracts, were 95 percent higher than those incurred in the 2004 fourth quarter.
The improvement in TNCLP’s full-year net income was due to higher product selling prices, partially offset by higher natural gas costs and lower sales volumes. Natural gas unit costs for 2005, net of about $0.5 million of cost increases from forward purchase contracts, were about 41 percent higher than those incurred in 2004.
Forward natural gas and product sales positions
TNCLP’s forward purchase contracts at Dec. 31, 2005, fixed prices for about 24 percent of its next 12 months’ natural gas requirements at about $7.4 million above the published forward market prices at that date.

At Sept. 30, 2005, TNCLP had fixed price sales orders for about 23 percent of its annual production capacity, on which it expected to generate an operating loss. Most of these fixed price sales orders were shipped and billed during the fourth quarter.
Distribution
TNCLP announced that there would be no cash distribution for the quarter ended Dec. 31, 2005. Cash distributions depend on TNCLP’s earnings, which are driven primarily by product selling prices, sales volumes, natural gas costs and production levels, as well as working capital requirements and capital expenditures.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about TNCLP’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in TNCLP’s most recent report on Form 10-K and TNCLP’s other documents on file with the Securities and Exchange Commission. TNCLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note:	Terra Nitrogen Company, L.P. news announcements are also available on Terra
Industries’ website, www.terraindustries.com.
(Tables follow)

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(in thousands except per-unit amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Product revenues	$117,609	$81,762	$454,784	$419,198
Other income	114	(177)	738	443

Total revenues	117,723	81,585	455,522	419,641

Cost of goods sold	121,315	61,268	378,213	351,310
Depreciation and amortization	3,072	5,628	14,117	12,648

Total cost of sales	124,387	66,896	392,330	363,958

Total gross profit (loss)	(6,664)	14,689	63,192	55,683

Operating expenses	1,772	2,517	7,711	10,717
Interest expenses—net	(21)	(342)	(460)	(905)

Net income (loss)	$(8,415)	$12,514	$55,941	$45,871

Earnings per limited partnership unit	$(0.45)	$0.66	$2.95	$2.43

The amount of net income allocable to the Limited Partners’ interest is based on the Partnership’s net income and the proportionate share of cash distributed to the Limited Partners and the General Partner.
Nitrogen Volumes and Prices

	2005		2004
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
Quarter	(000 tons)	($/ton)	(000 tons)	($/ton)
Ammonia	79	363	64	284
UAN	523	150	518	114
Urea	—	—	—	—

	2005		2004
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
Twelve months	(000 tons)	($/ton)	(000 tons)	($/ton)
Ammonia	286	325	338	269
UAN	2,178	148	2,197	115
Urea	—	—	212	181

Terra Nitrogen Company, L.P.
Consolidated Balance Sheets
(in thousands)

	December 31,
	2005	2004
ASSETS
Cash and short-term investments	$33,996	$78,192
Accounts receivable	32,088	21,079
Inventories	26,732	15,729
Other current assets	12,356	4,244

Total current assets	105,172	119,244

Property, plant and equipment, net	75,920	80,425
Other assets	10,200	14,284

Total assets	$191,292	$213,953

LIABILITIES
Short-term note and current portion of long-term debt	$12	$63
Customer prepayments	31,673	52,871
Accounts payable and accrued liabilities	26,565	18,816

Total current liabilities	58,250	71,750

Long-term debt	—	8,212
Other liabilities	135	7

Total liabilities	58,385	79,969

PARTNERS’ EQUITY	132,907	133,984

Total liabilities and partners’ equity	$191,292	$213,953